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As filed with the Securities and Exchange Commission on November 10, 2009

Registration No. 333-130257

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

CRYSTAL RIVER CAPITAL, INC.
(Exact name of registrant as specified in governing instruments)

Three World Financial Center
200 Vesey Street, Tenth Floor
New York, New York 10281-1010
(212) 549-8400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jonathan C. Tyras, Esq.
Crystal River Capital, Inc.
Three World Financial Center
200 Vesey Street, Tenth Floor
New York, New York 10281-1010
(212) 549-8400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Michael L. Zuppone, Esq.
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
(212) 318-6000

Approximate date of commencement of proposed sale to public: Not applicable.

        If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

 Deregistration of Securities

        On December 9, 2005, Crystal River Capital, Inc. (the "Company") initially filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-11, Registration No. 333-130257, which was amended on September 29, 2006 and October 23, 2006 and declared effective by the Commission on October 23, 2006, and was further amended by post-effective amendment on January 16, 2007, which post-effective amendment was declared effective by the Commission on January 25, 2007 (as amended, the "Registration Statement"). The Registration Statement was filed to register the resale from time to time of up to 17,613,500 shares of the Company's common stock, par value $0.001 per share (the "Common Stock") by the selling stockholders identified in the prospectus included in the Registration Statement (the "Prospectus") and any additional selling stockholders identified in a supplement to the Prospectus.

        In accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company hereby deregisters all of the shares of Common Stock that remain unsold under the Registration Statement. The Company is deregistering the unsold shares of Common Stock because its obligation to keep the Registration Statement effective pursuant to the terms of its registration rights agreement has expired.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 10, 2009.

CRYSTAL RIVER CAPITAL, INC.
By:	/s/ RODMAN L. DRAKE
Name:	Rodman L. Drake
Title:	President and Chief Executive Officer and Chairman of the Board of Directors

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RODMAN L. DRAKE Rodman L. Drake	President and Chief Executive Officer, Chairman of the Board of Directors (principal executive officer)	November 10, 2009
/s/ CRAIG J. LAURIE Craig J. Laurie	Chief Financial Officer, Treasurer, Director (principal financial and accounting officer)	November 10, 2009
/s/ JANET GRAHAM Janet Graham	Director	November 10, 2009
/s/ HARALD HANSEN Harald Hansen	Director	November 10, 2009
/s/ WILLIAM F. PAULSEN William F. Paulsen	Director	November 10, 2009
/s/ LOUIS P. SALVATORE Louis P. Salvatore	Director	November 10, 2009

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Deregistration of Securities
SIGNATURES